Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724-514-1968
Dan Crookshank (Investors)
724-514-1813
Mylan Announces Move to NASDAQ Stock Market
— Mylan will maintain “MYL” symbol —
— NASDAQ trading to begin December 29 —
PITTSBURGH—Dec. 12, 2008—Mylan Inc. (NYSE: MYL) today announced that it will move its stock exchange listing to The NASDAQ Stock Market, an exchange of The NASDAQ OMX Group, Inc. (Nasdaq: NDAQ) from The New York Stock Exchange (NYSE) effective Dec. 29. The company will be listed on the NASDAQ Global Select Market, and its common stock will continue to trade under the “MYL” ticker symbol.
Mylan’s Vice Chairman and CEO Robert J. Coury commented: “Notwithstanding the obvious financial benefits that NASDAQ offers, the decision to switch Mylan’s listing was also driven by the fact that for quite some time a greater portion of our total trading volume was already crossing on NASDAQ trading facilities. This decision, we believe, will further enhance Mylan’s overall needs and efficiencies.”
Mylan’s mandatory convertible preferred stock and 1.25% convertible notes also will move to NASDAQ with the ticker symbols “MYLNP” and “MYLNG,” respectively.
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
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